Dear Shareholders,

July 21, 2010

Attached you will find a press release issued today regarding our second quarter earnings and a CEO succession plan adopted by our Board of Directors. This plan allows for an orderly transition of my responsibilities as President and CEO of the Company with my retirement scheduled for May 16, 2012.

Although the timetable is intended to be somewhat flexible, our plan calls for selection of my successor during the fourth quarter this year and a transition period for him/her to become President by March 2011 and CEO by May 2012. The plan also calls for me to become Board Chair upon the retirement of our current Chair, Richard Sargent, at the annual meeting of shareholders in May 2011 and to remain as CEO during the transition year, May 2011 to May 2012.

Our Board is committed to identifying in a timely manner a highly qualified executive to succeed me, and establishing an orderly transition with a phased assumption of my executive duties by my successor. In adopting the succession plan, the Board has taken many factors into consideration, including the Company's past and projected growth in assets and earnings, the regulatory environment under which banks operate, the continued safety and soundness of the organization, and preservation and growth of shareholder value.

The Company has begun the search for a qualified replacement which includes both internal and external candidates.

Over the years we have developed a strong core of dedicated and talented staff who have guided your company through periods of dynamic growth as well as economic downturns. That team is well qualified to continue your company's strong performance just as they have over the past 119 years.

If you have any questions or comments about our succession process, please feel free to contact me at (802) 888-6600.

Sincerely,

Kenneth D. Gibbons

President and CEO

Union Bankshares, Inc. • 20 Lower Main Street, P.O. Box 667 • Morrisville VT 05661         (802) 888-6600